Exhibit 1.2

Number: BC1205438

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that MERCER PARK BRAND ACQUISITION CORP. changed its name to GLASS HOUSE BRANDS INC. on June 29, 2021 at 11:12 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 29, 2021
/s/ CAROL PREST
CAROL PREST
Registrar of Companies
Province of British Columbia
Canada